SHENANDOAH TELECOMMUNICATIONS COMPANY

                              124 South Main Street

                               Edinburg, Virginia

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD APRIL 18, 2000

                                                            March 24, 2000




TO THE STOCKHOLDERS OF SHENANDOAH TELECOMMUNICATIONS COMPANY:

         The annual meeting of stockholders of Shenandoah Telecommunications Company will be held in the Social Hall of the Edinburg Fire Department, Stoney Creek Boulevard, Edinburg, Virginia, on Tuesday, April 18, 2000, at 11:00 a.m. for the following purposes:

1. To elect three Class II Directors to serve until the 2003 Annual Stockholders' Meeting;

2. To transact such other business as may properly come before the meeting or any adjournment thereof.

         Only stockholders of record at the close of business March 21, 2000, will be entitled to vote at the meeting.

         Lunch will be provided.


                                   By Order of the Board of Directors

                                   Harold Morrison, Jr.
                                   Secretary

                                    IMPORTANT

     YOU ARE URGED TO COMPLETE, SIGN, AND RETURN THE ENCLOSED PROXY CARD IN THE SELF-ADDRESSED STAMPED (FOR U. S. MAILING) ENVELOPE PROVIDED AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON. IF YOU DO ATTEND THE MEETING IN PERSON, YOU MAY THEN WITHDRAW YOUR PROXY AND VOTE YOUR OWN SHARES. SEE PROXY STATEMENT ON THE FOLLOWING PAGES.

                                 PROXY STATEMENT




                                                        P. O. Box 459
                                                        Edinburg, VA 22824

                                                        March 24, 2000




TO THE STOCKHOLDERS OF SHENANDOAH TELECOMMUNICATIONS COMPANY:

         Your proxy in the enclosed form is solicited by the management of the Company for use at the Annual Meeting of Stockholders to be held in the Social Hall of the Edinburg Fire Department, Stoney Creek Boulevard, Edinburg,
Virginia, on Tuesday, April 18, 2000, at 11:00 a.m., and any adjournment thereof.

     The mailing address of the Company's executive offices is P. O. Box 459, Edinburg, Virginia 22824.

         The Company has 8,000,000 authorized shares of common stock, of which 3,756,634 shares were outstanding on March 21, 2000. This proxy statement and the Company's annual report, including financial statements for 1999, are being mailed on or about March 24, 2000, to approximately 3,680 stockholders of record on March 21, 2000. Only stockholders of record on that date are entitled to vote. Each outstanding share will entitle the holder to one vote at the Annual Meeting. No director, officer, or other party beneficially owns as much as five percent of the outstanding shares of the common stock of the Company. The Company intends to solicit proxies by the use of the mail, in person, and by telephone. The cost of soliciting proxies will be paid by the Company.

         Executed proxies may be revoked at any time prior to exercise. Proxies will be voted as indicated by the stockholders. Executed but unmarked proxies will be voted "FOR" the election of the three nominees for Class II Directors.

                            THE ELECTION OF DIRECTORS

                         Directors Standing for Election

         There are currently nine directors (constituting the entire Board of Directors of the Company), divided into three classes. The current term of Class II Directors expires at the 2000 Annual Meeting. The Board of Directors proposes that the nominees described below, all of whom are currently serving as Class II Directors, be re-elected to Class II for a new term of three years and until their successors are duly elected and qualified.

         The proxy holders will vote the proxies received by them (unless contrary instructions are noted on the proxies) for the election of the three nominees as directors, all of whom are now members of and constitute the Class II Directors. If any such nominees should be unavailable, the proxy holders will vote for substitute nominees in their discretion. Stockholders may withhold the authority to vote for the election of directors or one or more of the nominees. Directors will be elected by a plurality of the votes cast. Abstentions and shares held in street name that are not voted in the election of directors will not be included in determining the number of votes cast. The names and principal occupation of the three nominees, six current directors and executive officers are indicated in the following table, and the number and percentage of shares of Common Stock beneficially owned by each as of the Record Date is also shown.

                               BOARD OF DIRECTORS

                       Year                  Principal Occupation
                      Elected               Other Directorships for
Name of Director     Director   Age             Past Five Years
----------------     --------   ---             ---------------

       (1)             (2)      (3)

                       Nominees for Election of Directors

Class II (Term expires 2003) - The directors standing for election are:

Noel M. Borden         1972     63     Pres., H. L. Borden Lumber Co. (a retail
                                       Board, First National Corp.

Ken L. Burch           1995     55     Farmer

Grover M. Holler, Jr.  1952     79     Pres., Valley View, Inc. (a real  estate
                                       developer)


                         Directors Continuing in Office

Class I (Term expires 2002)

Douglas C. Arthur      1997     57     Attorney-at-Law; Dir., First National
                                       Corp.

Harold Morrison, Jr.   1979     70     Chairman of the Board, Woodstock Garage,
                                       First Virginia Bank-BR

Zane Neff              1976     71     Retired Manager, Hugh Saum Co., Inc.(a
Asst. Secretary of the Co.             hardware and furniture store); Dir.,
                                       Crestar Bank
Class III (Term expires 2001)

Dick D. Bowman         1980     71     Pres., Bowman Bros., Inc.; Dir., Shen.
Treasurer of the Co.                   Valley Elec. Coop.; Dir., The Rockingham
                                       Group; Dir., Old Dominion Electric Coop.

Christopher E. French  1996     42     Pres., Shenandoah Telecommunications Co.
President                              & its Subsidiaries; Dir., First National
                                       Corp.

James E. Zerkel II     1985     55     Vice Pres., James E. Zerkel, Inc. (a
                                       hardware firm); Dir., Shen. Valley Elec.
                                       Coop.; Member, Shenandoah County
                                       Industrial Development Auth.

(1) The directors who are not full-time employees of the Company were compensated in 1999 for their services on the Board and one or more of the Boards of the Company's subsidiaries at the rate of $400 per month plus $400 for each Board meeting attended. Additional compensation was paid to certain non-employee directors who also serve as Vice President, Secretary, Assistant Secretary, and Treasurer, for their services in these capacities, in the amounts of $1,480, $3,080, $1,480, and $3,080, respectively.

(2) Years shown are when first elected to the Board of the Company or the Company's predecessor, Shenandoah Telephone Company. Each nominee has served continuously since the year he joined the Board.

(3) Each director also serves as a director of one or more of the Company's subsidiaries.

           Attendance of Board Members at Board and Committee Meetings

         During 1999, the Board of Directors held 14 meetings. All of the directors attended at least 75 percent of the aggregate of: (1) the total number of meetings of the Board of Directors; and (2) the total number of meetings held by all committees of the Board on which they served.

             Standing Audit, Nominating, and Compensation Committees
                          of the Board of Directors

1. Audit Committee - The Finance Committee of the Board of Directors, consisted of the following directors: Dick D. Bowman (Chairman), Grover M. Holler, Jr., and Noel M. Borden. It performed a function similar to that of an Audit Committee. This committee is responsible for the employment of outside auditors and for receiving and reviewing the auditor's report. During 1999 there was one meeting of the Finance Committee. Additional business of the committee was conducted in connection with the regular Board meetings.

2. Nominating Committee - The Board of Directors does not have a standing Nominating Committee.

3. Compensation Committee - The Personnel Committee of the Board of Directors, consisted of the following directors: Noel M. Borden (Chairman), Harold Morrison, Jr., and James E. Zerkel. This committee performed a function similar to that of a Compensation Committee. It is responsible for the wages, salaries, and benefit programs for all employees. During 1999 there were three meetings of this committee.


                              CERTAIN TRANSACTIONS

         In 1999, the Company purchased vehicles and received services from Mr. Morrison's company in the amount of $80,999; and, purchased supplies and received services from Mr. Zerkel's company in the amount of $3,170. Management believes that each of the companies provides these services to the Company on terms comparable to those available to the Company from other similar companies. No other director is an officer, director, employee, or owner of a significant supplier or customer of the Company.

                                 STOCK OWNERSHIP

         The following table presents information relating to the beneficial ownership of the Company's outstanding shares of common stock by all directors, executive officers, and all directors and officers as a group.

                                      No. of Shares
Name and Address                    Owned as of 2-1-00     Percent of Class

                                            (1)                    (2)
 Douglas C. Arthur                         1,440                    *
   Strasburg, VA 22657
 Noel M. Borden                           18,803                    *
   Strasburg, VA 22657
 Dick D. Bowman                           46,564                   1.24
   Edinburg, VA 22824
 Ken L. Burch                             45,172                   1.20
   Quicksburg, VA 22847
 Christopher E. French                   144,947                   3.86
   Woodstock, VA 22664
 Grover M. Holler, Jr.                    70,736                   1.88
   Edinburg, VA 22824
 Harold Morrison, Jr.                     21,028                    *
   Woodstock, VA 22664
 Zane Neff                                 7,716                    *
   Edinburg, VA 22824
 James E. Zerkel II                        4,498                    *
   Mt. Jackson, VA 22842
 David E. Ferguson                         1,172                    *
   Edinburg, VA  22824
 William L. Pirtle                           310                    *
   Edinburg, VA  22824

Total shares beneficially owned by
14 directors and officers as a group     365,675                   9.73

(1) Includes shares held by relatives and in certain trust relationships, which may be deemed to be beneficially owned by the nominees under the rules and regulations of the Securities and Exchange Commission; however, the inclusion of such shares does not constitute an admission of beneficial ownership.

(2)  Asterisk indicates less than 1%.



                           SUMMARY COMPENSATION TABLE

         The following Summary Table is furnished as to the salary and incentive payment paid by the Company and its subsidiaries on an accrual basis during the fiscal years 1997, 1998, and 1999 to, or on behalf of, the Chief Executive Officer and each of the other executive officers who earn more than $100,000 per year.

                                                            Long-Term
                                       Annual Compensation Compensation
Name and Principal                               Incentive             Other

                                           ($)         ($)     (#)     ($) (1)
Christopher E. French           1999    $159,424    $35,700    529     $8,225
     President                  1998     148,318     38,041    489      7,849
                                1997     136,491     12,405    471      7,291

David E. Ferguson               1999     105,277     15,705    371      7,161
     Vice President-            1998     101,204     16,232    361      7,096
     Customer Service           1997      94,141      5,981    352      6,647

William L. Pirtle               1999     101,633     15,384    378      6,192
     Vice President-            1998      96,990     15,991    329      6,196
     Personal Comm. Service     1997      84,904      5,981    307      5,773

(1) Includes amounts contributed by the Company under its 401(k) and Flexible Benefits Plans, each of which is available to all regular Company employees.

                               OPTION GRANTS TABLE
                        Option Grants in Last Fiscal Year



                               Individual Grants
                               -----------------
                                                           Potential Realizable
                                 %of Total                    Value At Assumed
                                  Options                      Annual Rates of
                                 Granted To  Exercise            Stock Price
                        Options  Employees   Or Base           Appreciation For
                        Granted  In Fiscal    Price  Expiration   Option Term
          Name          (Shares)   Year     Per Share   Date     5%(1)   10%(1)
          ----          --------   ----     ---------   ----     -----   ------
Christopher E. French      529     3.0%      $19.94   2/08/2004  $2,915  $6,438
David E. Ferguson          371     2.1%       19.94   2/08/2004   2,044   4,515
William L. Pirtle          378     2.2%       19.94   2/08/2004   2,083   4,600



(1) In order to realize the potential value set forth, the price per share of the Company's common stock would be approximately $25.45 and $32.11, respectively, at the end of the five-year option term.

                    OPTION EXERCISES AND YEAR END VALUE TABLE
                      Aggregated Option Exercises in Last
                       Fiscal Year and FY-End Option Value
                                                                  Value of
                                            No. of Unexercised   Unexercised
                                                   Options/      in the Money
                                                FY-End (Shares)Options/FY-End($)
                        Shares Acquired  Value   Exercisable/   Exercisable/
          Name           on Exercise    Realized Unexercisable  Unexercisable
          ----            -----------   -------- -------------  -------------
Christopher E. French          0             0        715/774     8,755/10,524
David E. Ferguson              0             0        532/552     6,512/ 7,502
William L. Pirtle              0             0        471/543     5,772/ 7,388

Closing price on December 31, 1999 was $33.75 and was used in calculating the value of unexercised options.

                                 RETIREMENT PLAN

         The Company maintains a noncontributory defined benefit Retirement Plan for its employees. The following table illustrates normal retirement benefits based upon Final Average Compensation and years of credited service. The normal retirement benefit is equal to the sum of:

(1) 1.14% times Final Average Compensation plus 0.65% times Final Average Compensation in excess of Covered Compensation (average annual compensation with respect to which Social Security benefits would be provided at Social Security retirement age) times years of service (not greater than 30); and
(2) 0.29% times Final Average Compensation times years of service in excess of 30 years (such excess service not to exceed 15 years).



                            Estimated Annual Pension
                            Years of Credited Service

    Final Average
     Compensation        15         20          25          30          35

        $20,000       $3,420      $4,560      $5,700      $6,840      $7,130
         35,000        5,985       7,980       9,975      11,970      12,478
         50,000       10,003      13,337      16,671      20,006      20,731
         75,000       16,715      22,287      27,859      33,431      34,518
        100,000       23,428      31,237      39,046      46,856      48,306
        125,000       30,140      40,187      50,234      60,281      62,093
        150,000       36,853      49,137      61,421      73,706      75,881
        170,000       42,223      56,297      70,371      84,446      86,911

         Covered Compensation for those retiring in 2000 is $35,100. Final Average Compensation equals an employee's average annual compensation for the five consecutive years of credited service for which compensation was the highest. The amounts shown as estimated annual pensions were calculated on a straight-life basis assuming the employee retires in 2000. The Company did not make a contribution to the Retirement Plan in 1999, as the Plan was adequately funded. Christopher French, David Ferguson, and William Pirtle had 18 years, 32 years and 7 years, respectively, of credited service under the plan as of January 1, 2000.

             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         The members of the Personnel Committee of the Board of Directors of the Company perform the function of a Compensation Committee. The Committee's approach to compensation of the Company's executive officers, including the chief executive officer, is to award a total compensation package consisting of salary, annual and long-term incentives, and fringe benefit components, which recognizes that the compensation of executive officers should be established at levels which are consistent with the Company's objectives and achievements. The compensation package, and the Committee's approach to setting compensation, is to provide base salaries at levels that are competitive with amounts paid to senior executives with comparable qualifications, experience, and responsibilities. The annual incentive compensation is approved upon achievement of corporate objectives. The longer-term incentive compensation, consisting of the Company's Incentive Stock Option Plan, is closely tied to the Company's success in achieving increases in the Company's stock price, thereby benefiting all shareholders. The Committee reviews industry compensation surveys, and compares compensation data from public filings by other publicly held companies in our industry and market region. In setting the compensation of the executive officers other than the Chief Executive Officer, the Committee receives and accords significant weight to the input of the Chief Executive Officer.

         The Committee has recognized the success of the Company's executives in accomplishing the Company's various strategic objectives, and has taken into account management's commitment to the long-term success of the Company. The Company has continued to expand its product and service offerings and has also continued its expansion beyond its traditional geographic base. The Company has also continued to focus its efforts on increasing earnings and on providing superior customer service while controlling operating costs. These actions will in turn assist the Company in meeting the challenge of achieving growth in an increasingly competitive telecommunications industry. Based upon its evaluation of these and other relevant factors, the Committee is satisfied that the executives have contributed positively to the Company's long-term financial performance.

         The annual base salary of the Chief Executive Officer is determined by the Committee in recognition of his leadership role in formulating and executing strategies for responding to the challenges of our industry, and the Committee's assessment of his past performance and its expectation for his future contributions in leading the Company. The 1999 base salary was not set in response to attainment of any specific goals by the Company, although the Committee took into consideration his individual contributions to the Company's performance, reflected by approximately 19% growth in revenues, and 15% growth in earnings.

         The annual incentive plan stresses improvement in both financial performance, as measured by increases in net income and service provided to the Company's customers, as measured by trouble reports from customers. Specific target goals are set each year. In 1999, as a result of its increase in earnings and significant improvement in service, the Company reached over 144 percent of its combined goals. While overall performance greatly exceeded the Company's goals, it did not exceed the goals by quite as large a margin as the previous year's plan; therefore, incentive payments made to the Company's president and other executive officers were comparable to payments made in the previous year.

         The long-term incentive plan involves most employees of the company, and incentive stock options are currently being granted on a formula related to base salary. Rewards under this plan for the executive officers, as well as all participating employees, are dependent upon increases in the market price of the Company's stock.

                            Submitted by the Company's Personnel Committee:

                            Noel M. Borden, Chairman
                            Harold Morrison, Jr.
                            James E. Zerkel II


                     FIVE-YEAR STOCKHOLDER RETURN COMPARISON

         The Securities and Exchange Commission requires that the Company include in its Proxy Statement a line graph presentation comparing cumulative, five-year stockholder returns on an indexed basis with a performance indicator of the overall stock market and either a nationally recognized industry standard or an index of peer companies selected by the Company. The broad market index used in the graph is the NASDAQ Market Index. The S&P Telephone Index consists of the regional Bell Operating Companies, GTE, ALLTEL, and Frontier Corporation.

         The Company's stock is not listed on any national exchange or NASDAQ, but it is traded on the Over-the-Counter (OTC) Bulletin Board system under the symbol "SHET." Historically, the company maintained information on the prices of transactions that were reported to the Company, but did not have available information concerning the OTC activity. For purposes of the following graph, the value of the Company's stock, including the price at which dividends are assumed to have been reinvested, has historically been determined based upon the average of the prices of transactions in the Company's stock that were reported to the Company in each fiscal year. More recently, the Company has been receiving monthly reports of OTC trading activity in the Company's stock from broker/dealers that track the Company's stock. The volume of OTC trading activity in the Company's stock, as reported by those broker/dealers, significantly exceeds the volume of trades reported by stockholders or brokers directly to the Company. The Company believes that the last reported sale price for the Company's stock, as reflected on broker/dealer OTC trading reports provided to the Company, is a more accurate reflection of the Company's stock price than the average annual price of trades directly reported to the Company. Therefore, the following performance chart includes information regarding performance of the Company's stock from December 31, 1995 (the earliest date for which the Company has OTC data) and thereafter on the basis of both the historical valuation of average annual sale price on directly reported trades and the last reported sale price on OTC transactions.

        Comparison of Five-Year Cumulative Total Return among Shenandoah

    Telecommunications Company, NASDAQ Market Index, and S&P Telephone Index

                                        1994  1995  1996  1997  1998  1999
                                        ----------------------------------
Shenandoah-OTC                                 100   110   100   107   193
Shenandoah-reported transactions         100   108   112   108   107   119
NASDAQ Stock Market                      100   141   174   213   300   542
S&P Telephone Index                      100   151   152   212   312   330


[OBJECT OMITTED]
Assumes $100 invested December 31, 1994 in Shenandoah Telecommunications Company stock, NASDAQ Market Index, and S&P Telephone Index; and, the reinvestment of dividends.

                             EMPLOYMENT OF AUDITORS

         The Board of Directors, on the recommendation of the Audit Committee, has appointed the firm of McGladrey and Pullen, LLP as auditors to make an examination of the accounts of the Company for the 2000 fiscal year. It is not expected that representatives of the firm will be present at the annual meeting.

                            PROPOSALS OF STOCKHOLDERS

         Proposals of stockholders to be included in management's proxy statement and form of proxy relating to next year's annual meeting must be received at the Company's principal executive offices no later than November 25, 2000. In addition, in order for any matter to be properly brought before the 2001 annual meeting, the stockholder must notify the Company in writing no later than December 25, 2000.

                                  OTHER MATTERS

         Management does not intend to bring before the meeting any matters other than those specifically described above and knows of no matters other than the foregoing to come before the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the accompanying form of proxy to vote such proxy in accordance with their judgment on such matters, including any matters dealing with the conduct of the meeting.

                                    FORM 10-K

     The Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission is available to stockholders, without charge, upon request to Mr. Laurence F. Paxton, Vice President-Finance, Shenandoah Telecommunications Company, P. O. Box 459, Edinburg, VA 22824.

Shenandoah Telecommunications Company              PROXY
124 South Main Street
Edinburg, VA  22824            This proxy is solicited on behalf of the Board of
                               Directors

------------------------------------------------------------

     The undersigned hereby appoints Noel M. Borden, Christopher E. French, and Grover M. Holler, Jr., and each of them, as Proxies with full power of substitution, to vote all common stock of Shenandoah Telecommunications Company held of record by the undersigned as of March 21, 2000, at the Annual Meeting of Stockholders to be held on April 18, 2000, and at any and all adjournments thereof.

1. Election of Directors

FOR  CLASS II         Noel M. Borden, Ken L. Burch, and Grover M. Holler, Jr.

       To withhold authority to vote for any individual nominee, strike a line through the nominee's name listed above.

              Vote Withheld for all nominees listed above.

       The Board of Directors unanimously recommends a vote "FOR" election of directors.

2. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

       THIS PROXY, WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL 1.

      Please mark, sign exactly as name appears below, date, and return this proxy card promptly, using the enclosed envelope, whether or not you plan to attend the meeting.

                                                       When signing as attorney,
                                                       executor,  administrator,
                                                       trustee,   guardian,   or
                                                       agent,  please  give full
                                                       title  as   such.   If  a
                                                       corporation,  please sign
                                                       in full corporate name by
                                                       president     or    other
                                                       authorized  officer. If a
                                                       partnership,  please sign
                                                       in  partnership  name  by
                                                       authorized person.

Dated ______________________, 2000
                                                      -------------------------
         I plan to attend the meeting                 SIGNATURE
------
         Number of persons attending
------
                                                       -------------------------
         I cannot attend the meeting                   ADDITIONAL SIGNATURE
                                                       (if held jointly)